EXHIBIT 10.2

                        CONFIDENTIAL TREATMENT REQUESTED

Confidential Portions of This Agreement Which Have Been Redacted Are Marked With Brackets ([***]). The Omitted Material Has Been Filed Separately With The Securities And Exchange Commission.

                                SUPPLY AGREEMENT

     THIS AGREEMENT is entered into as of the 3rd day of May, 2001 (the "Commencement Date"), by and between BANNER PHARMACAPS INC., a Delaware corporation, having an office at 4125 Premier Drive, High Point, North Carolina 27265 ("Banner") and SANOFI-SYNTHELABO INC., a Delaware corporation, having an office at 90 Park Avenue, New York, New York 10016 ("SaSy").

     SaSy desires that Banner manufacture, imprint and bulk package the Product (as hereinafter defined) for SaSy utilizing Banner's patented Soflet(TM) technology in accordance with the provisions of this Agreement. Banner has the capacity and is willing to manufacture, imprint and bulk package the Product for SaSy in accordance with the provisions of this Agreement.

     In consideration of the premises and of the mutual promises hereinafter set forth, the parties agree as follows:

1.   Definitions

     The terms defined in this Section 1 shall, for all purposes of this Agreement, have the meanings specified in this Section 1 (applicable in both the singular and plural forms).

     1.1 "Act" shall mean the United States Food, Drug and Cosmetic Act, as amended from time to time.

     1.2 "Cores" shall mean the active ingredient(s) listed in Appendix A in solid caplet or tablet dosage form provided by SaSy to Banner for purposes of gelatin enrobing by Banner.




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     1.3 "cGMPs"  shall mean  current  Good  Manufacturing  Practices as further defined in regulations promulgated by the FDA under the Act or in related guidance documents.

     1.4 "FDA" shall mean the United States Food and Drug Administration and any of its successor agencies or departments.

     1.5 "In bulk" shall mean quantities of Product  packaged in non-retail size
containers,   such  Product  intended  for  repackaging  and/or  re-labeling  in accordance with the Act.

     1.6 "Product" shall mean a Core (as defined in Section 1.2 above) which has been gelatin enrobed by Banner under this Agreement.

     1.7 "Specifications" shall mean any and all specifications agreed upon by the parties from time to time for the composition and manufacture of the Product including the imprinting and packaging thereof. All Specifications and any subsequent changes thereto shall be in writing, dated and signed by the parties, and identified as "Appendix A."

2.   Purchase/Supply of Product

     2.1 Banner Commitment. Banner agrees to manufacture, imprint and supply to SaSy in bulk (as defined in 1.5 above) the Product, and any additional products agreed to by the parties in writing, pursuant to SaSy's purchase orders submitted in accordance with the terms and conditions of this Agreement. Banner's duties shall include manufacturing, gelatin enrobing, imprinting, testing, bulk packaging, applying lot numbers, labeling, and shipment of the Product.

     2.2 SaSy Commitment. SaSy agrees to purchase from Banner all of SaSy's requirements of the Product for distribution and sale in the United States during the term of this Agreement.

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     2.3  Exclusivity.  During  the  term  of  this  Agreement,  subject  to the conditions set forth below, Banner agrees not to manufacture (either for itself or a third party) a prescription prenatal vitamin product in [***] for sale or distribution within the United States. Further, subject to the conditions set forth below, Banner agrees not to develop (either for itself or a third party) a prescription prenatal vitamin product in [***], which product would be sold or distributed within the United States during the term of this Agreement. Banner's exclusivity commitment shall be subject to the following conditions:

     (a) SaSy purchases at least [***] units of Product in calendar year 2002 and in each subsequent calendar year during the term of this Agreement and any term extensions.

     (b) SaSy's PreNate(TM)Brand, at all times remains in the [***] in the prenatal prescription vitamin category based on full calendar year sales, as determined by market research data agreed to by the parties.

3.   Terms of Purchase

     3.1 Pricing. Pricing for the Prenate(TM)brand product for the year 2001 is $ [***] per 1,000 units. The base price ("Base Price") for purchases of the Prenate(TM) brand product during subsequent calendar years shall be as follows:

     [***] per 1,000 units

     [***] per 1,000 units

     [***] per 1,000 units

Beginning with calendar year 2002, sales of the Prenate(TM) brand product to SaSy will be invoiced and paid at $[***] per 1,000 units, subject to adjustment pursuant to Section 3.2(a). If during any such calendar year SaSy does not realize at least $[***] in gross factory

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sales (by Sanofi) of the  Product,  then the Product  price for all sales during such year shall be adjusted retroactively to the applicable Base Price set forth above, based upon the actual unit sales volume during such calendar year. SaSy shall pay Banner (1) the difference between the applicable Base Price and the $[***] invoiced price, multiplied by (2) the actual number of units sold during such year, within 30 days following Banner's invoice. Pricing for any Products other than the Prenate(TM) brand Product shall be subject to agreement by the parties.

     3.2 Price Adjustments; Payment Terms.

     (a) Banner shall have the right to adjust its prices annually on sixty (60) days' written notice to SaSy to reflect any total net increases in its per unit cost of labor plus overhead (i.e., if there is a decrease in overhead and an increase in labor, the price adjustment shall reflect the net change). Price increases for labor and overhead costs will not exceed the rate of change in the "Employment Cost Index for total compensation for private industry workers - Manufacturing Nondurables" from June 2001 to the calendar month preceding the effective date of the increase, as established by the U.S. Department of Labor.


     (b) Banner shall adjust its prices annually to reflect any increases or decreases in its cost of raw materials, including gelatin. In each case Banner shall submit to SaSy the new purchasing standard pricing for raw materials at least sixty (60) days before the effective date of the price change. Banner's submission shall include appropriate documentation to support the change in raw materials pricing.

     (c) The parties agree that any price adjustments under Sections 3.2(a) and 3.2(b) shall be effective on January 1 of each calendar year during the term of this Agreement.



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     (d) The Product prices do not include any taxes, including, but not limited to, sales, use and excise taxes or customs duties, all of which shall be paid when due by SaSy. SaSy shall provide for all applicable jurisdictions any necessary tax exemption or other certifications for any Products that Banner agrees to drop ship on behalf of SaSy.

     (e)  Payments to Banner by SaSy for Product  purchases  shall be net thirty
(30) days. Payment shall be in U.S. dollars. Banner's invoice shall be issued upon the date of shipment of Products to SaSy or SaSy's designee.

     3.3 Forecasts. On or before the last day of each calendar month during the term of this Agreement, SaSy shall furnish Banner with a written forecast of SaSy's requirements of the Product for each of the next succeeding twelve months. The first three (3) months of each forecast shall be a firm purchase commitment (the "Committed Purchase"), and only month three can vary from the prior monthly forecast. The first and second months of each 12 month forecast shall be the same as the second and third months of the prior twelve month forecast (i.e., rolling 12 month forecast).

     3.4 Purchase Orders. Within two (2) weeks of the submission of each forecast, SaSy shall provide Banner with a binding firm order ("Purchase Order") for the Committed Purchase which specifies the specific Product, expected delivery date to SaSy, the quantities of each Product ordered and the requested place, time and manner of delivery (including any carrier designated for use by SaSy). All purchases shall be pursuant to Banner's standard form of purchase order acknowledgement. In the event of a conflict between such acknowledgment form and this Agreement, this Agreement shall control. Within five (5) days after receipt of a Purchase Order, Banner shall notify SaSy of its acceptance of such Purchase Order. If such Purchase Order exceeds the standard order size (i.e., 10 lots, 1.234 mm tablets, theoretical batch size), Banner shall indicate what portion of the amounts covered by the Purchase Order Banner is willing to


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accept as a binding  order.  Such  confirmation  shall also confirm the delivery date. If a specific raw material ingredient is delayed due to an event of force majeure or fails to meet specifications, then for all purposes of this Section 3.4, Banner's shipment timetable shall be extended by the period of such delay or in the case of unacceptable material, to allow Banner adequate time to obtain suitable replacement material, provided such time or period shall not exceed the 3 month force majeure period set forth in Section 9 below. Banner recognizes that the secure sourcing of raw materials is an integral part of its manufacturing responsibilities, and will inform SaSy in a timely manner with respect to any problems related to such sourcing.

     3.5 Shipment. Banner shall ship each order F.O.B. Banner's manufacturing facility. Freight and insurance shall be for the account of SaSy, and SaSy shall bear the risk of loss, delay or damage in transit from and after delivery to the designated carrier. Banner shall package the Product for shipment in accordance with its customary practices, unless otherwise agreed in writing by Banner, in which event any extra cost incurred by Banner on account of changes requested by SaSy shall be reimbursed by SaSy. Banner shall include the following for each shipment of the Product: (a) the purchase order number; (b) the lot and/or batch numbers; (c) the quantity of the Product; and (d) a certificate of analysis in Banner's customary form.

     3.6 Royalties.

     3.6.1 For Calendar Year 2002 and subsequent years during the term of this Agreement, including any extensions, SaSy shall pay to Banner annually a royalty

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equal to [***]% of SaSy's "Gross Sales" (as defined below) if SaSy's Gross Sales for such year exceed a threshold of $[***]. The royalty shall be payable on all Gross Sales for the year if the $[***] threshold is reached. SaSy's payment shall be made within thirty (30) days after the end of each calendar year. Each payment shall be based upon a report (prepared by SaSy and submitted to Banner within 45 days of the end of the calendar year) showing Gross Sales for such calendar year for the Product, with sufficient detail to permit Banner to confirm such report. For purposes hereof, "Gross Sales" means factory gross sales of the Product before any deductions are made for discounts, returns, rebates, and allowances by SaSy in accordance with its customary trade practices and as determined in accordance with generally accepted accounting principles, consistently applied. SaSy shall keep accurate books and records in accordance with generally accepted accounting principles showing all information required to calculate the amounts payable under this Section 3.6.1. Such books and records will be preserved for at least three (3) years from the date of the payment to which they relate.

     3.6.2 Upon ten (10) days written notice from Banner, SaSy shall permit one or more certified public accountants mutually agreeable to Banner and SaSy, to inspect during normal business hours SaSy's books and records which specifically pertain to the computation of Gross Sales and royalty revenues. Such accountants will keep confidential all information received from SaSy, except that they may disclose to Banner their findings regarding the computation of Gross Sales and royalty revenues so that Banner may verify any amounts payable under Section
3.6.1. If any such inspection of SaSy's records indicates an underpayment to Banner of five percent (5%) or more for any annual period, SaSy will



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reimburse Banner the discrepancy together with the actual and reasonable costs of such inspection. Otherwise, such inspection will be at Banner's sole expense.

4.   Ingredients.

     4.1 Delivery of Cores. SaSy shall coordinate the delivery of Cores to Banner in quantities as agreed by the parties (via confirmation of purchase order) and as are necessary to enable Banner to manufacture and gelatin enrobe the Core as provided herein. SaSy will use reasonable commercial efforts to supply the Cores at least three (3) weeks before commencement of manufacture with freight prepaid to Banner's High Point, North Carolina facility, as reasonably directed by Banner. If a specific shipment of Cores is delayed or fails to meet the Core Specifications (as defined in Section 4.2), then for all purposes of this Section 4.1, Banner's shipment timetable shall be extended by an appropriate period to account for such delay or in the case of unacceptable Cores, by an appropriate period for SaSy to supply suitable replacement Cores. Title to the Cores shall remain with SaSy at all times. Banner shall have no payment obligation for the Cores; provided, however, that in the event of loss, damage or shortage of Cores after receipt by Banner, Banner shall be responsible for the Cores required to be replaced at a unit price of $[***] per thousand Cores.

     4.2 Core Specifications. The Cores SaSy supplies to Banner shall conform to specifications (including size) agreed to by the parties (the "Core Specifications") and delivery of the Cores to Banner shall signify SaSy's approval of such Cores for use in manufacturing the Product. SaSy shall also furnish Banner specifications for storage conditions for the Cores (e.g., packaging, temperature, percentage of relative humidity, etc.) to ensure the Cores remain stable and capable of processing and Banner shall store in accordance therewith. SaSy shall

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be responsible,  at its expense, for return or disposal of any Cores that do not meet the Core Specifications, and shall indemnify and hold harmless Banner, subject to Sections 11.1, 11.3 and 11.5, for any losses or liabilities arising from use of Cores that do not meet the Core Specifications previously agreed to by the parties. Banner shall assume responsibility and risk for the safekeeping, storage and handling of Cores delivered by SaSy to Banner hereunder.

     4.3 Yields. (a) At the completion of the first twenty (20) full-scale production batches (except the first validation lot, which has been previously allocated between the parties for process optimization), SaSy and Banner will mutually agree on a "standard yield". This determination will be made by a team of both parties' technical personnel. This yield will serve as the standard reference for full year calculation. At the end of each calendar year during the term, if the actual annual yield is lower than the standard yield, then Banner shall promptly investigate the reasons for the loss and provide SaSy with the results of the investigation. If the investigation determines the Core loss was due to non-conformance with Banner Manufacturing Requirements (as defined in Section 5.1) or Banner's production processes, then Banner will reimburse SaSy for the variance, at a unit price of $[***] per thousand Cores. Retained samples and additional stability requests will not be taken into account in calculating manufacturing loss. For purposes of determining the actual yield, any broken, damaged or unusable Cores detected before or during the enrobing process shall be excluded in determining the quantity of Cores supplied by SaSy. If due to manufacturing errors by Banner or non-conformance of Product with Banner
Manufacturing Requirements, an entire batch of Product or Cores is rendered unusable, then Banner shall reimburse SaSy for the entire batch of Cores, at the


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unit price set forth above,  and in the case of Product  previously  paid for by
SaSy,  at the  actual  cost of such  unusable  Product.

     (b) If after Banner's investigation as described in Section 4.3(a) above, Banner and SaSy do not agree on the loss or the reasons thereof, the matter will be submitted to an independent laboratory acceptable to both parties for its review and determination. The parties will agree on the methods and procedures for testing. The determination of such independent laboratory will be binding on both parties. The cost of the independent laboratory shall be borne by the party who was in error.

     4.4 Supply of Inactive Ingredients. Banner shall supply inactive and other ingredients and materials as required for enrobing, manufacturing, imprinting, testing and shipping the Product. Banner's receipt, processing, handling and storage of all raw materials required hereunder shall be conducted under proper and sanitary conditions in accordance with cGMPs. In the manufacture of Products, Banner will not use any materials that fail to meet the current National Formulary, the current U.S. Pharmacopoeia standards (where such standards are established and are applicable), and/or any requirements specified by Customer and agreed to by Banner for such materials. Banner must inform SaSy in a timely manner of any changes which may impact the validation or stability of the Products.

5. Performance Standards

     5.1 Specifications and Characteristics Banner shall manufacture, bulk package, test and ship the Products in accordance with (i) the Specifications and (ii) all applicable laws and regulations, including but not limited to, the Act and the regulations promulgated thereunder (such as current Good Manufacturing Practices ("GMPs")), as amended and in effect from time to time.


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Banner's  responsibilities  and obligations  described in the foregoing sentence are hereinafter referred to as the "Banner Manufacturing Requirements". Banner shall perform such quality control and quality assurance testing as is required to ensure that the Products comply with all of the Banner Manufacturing Requirements, except as otherwise set forth in the Specifications, the Technical Agreement, or any of the appendices hereto. Banner shall not make any changes to the Specifications without the prior written consent of SaSy.

     5.2 Certificate of Analysis. Concurrent with shipment, Banner shall deliver to SaSy a Certificate of Analysis, in Banner's customary form attached hereto for each lot of Product sold to SaSy, confirming that the Product meets the Banner Manufacturing Requirements.

     5.3 Product Acceptance.

          (a) Within thirty (30) days of receipt of Product, SaSy or its designee shall conduct an analysis of samples of Products delivered by Banner. Should the result of any analysis of such samples deviate from the Banner Manufacturing Requirements, SaSy shall notify Banner in writing by facsimile and immediately thereafter provide Banner with samples of the Product tested. If, following a review of the test results and after conducting its own test of the samples, Banner agrees that such samples do not conform to the Banner Manufacturing Requirements, Banner shall provide SaSy, free of any additional charge, with new deliveries of the same quantity of the Products and pay for the cost of any related shipping, removal or destruction. At Banner's cost, Banner may promptly reinspect the nonconforming Product to determine whether it meets the Banner Manufacturing Requirements. In either event, SaSy shall return, at Banner's expense, the particular lot or shipment of the Product which does not comply with the Banner Manufacturing Requirements if requested to do so by Banner. If SaSy fails to notify Banner of a batch that fails to conform to Banner Manufacturing Requirements by the thirty-fifth (35th) day following




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receipt of the Product, then SaSy shall be deemed to have accepted such batch.

     (b) If Banner and SaSy do not agree on whether the Product conforms to the Banner Manufacturing Requirements, the matter will be submitted to an independent testing laboratory acceptable to both parties for its review and determination. The parties will agree on the analytical methods and procedures for testing and an inter-laboratory methods transfer process will be implemented at the laboratory to ensure acceptable data. The determination of such independent laboratory will be binding on both parties. The cost of the independent laboratory shall be borne by the party whose testing results were in error. If the product is determined not to conform to the Banner Manufacturing Requirements, then Banner shall, subject to Sections 11.2 and 11.5 have the obligations with respect to the non-conforming Product set forth in Section 5.3(a) above; provided, however, that Banner shall be responsible for the cost of any lost or damaged Core (at $[***] per 1,000 Cores) that may be necessary in order to replace any non-conforming Products. Notwithstanding the foregoing, Banner shall have no liability with respect to non-conforming Products to the extent that such Products do not conform to the Banner Manufacturing Requirements because of a defect in the Core or any other ingredients supplied by SaSy under this Agreement. If the Product is determined to conform to the Banner Manufacturing Requirements, then SaSy shall accept and pay for the Product in accordance with the terms hereof.

     (c) Subject to Sections 11.2 and 11.5, Banner's obligations in this Section
5.3 shall constitute SaSy's sole remedy for delivery of Product that does not conform to Banner Manufacturing Requirements.


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     6. Product Complaints

     6.1 Field. Should either party experience any quality problem involving field correction of any specific lot(s) of Product supplied to SaSy by Banner, such party will notify the other in writing by facsimile within twenty-four (24) hours. Banner will test retained samples of lots in question and report its findings within ten (10) working days. SaSy retains the right to correct field problems as it deems appropriate, with or without the concurrence of Banner. All information about Product complaints shall be considered "Confidential Information" under the terms of this Agreement.

     6.2 Regulatory. Either party shall immediately notify the other party in writing should it become aware of any defect or condition that renders any lot(s) of Product supplied by Banner to SaSy in violation of the Banner Manufacturing Requirements or the Act, or of a similar law of any jurisdiction where the Product is sold. Banner shall share with SaSy (and SaSy shall share with Banner only to the extent related to Banner's activities) all data on confirmed lot specific Product complaints including, but not limited to, complaints or information regarding performance and/or allegations or reports of any negative effect from the use or misuse of such affected lot of Products as soon as such data is available. Banner will provide reasonable and timely assistance to SaSy in resolving customer complaints. SaSy shall have sole responsibility and authority to interact directly with its customers in the resolution of such complaints.

     6.3 Adverse Reports. Banner will report to SaSy all data and/or information pertaining to adverse reports on any lot of Product supplied by Banner for distribution by SaSy which would have an adverse impact on performance of the Products.



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     6.4 Notices.  Field  notifications with respect to the Products,  or any of them shall be the responsibility of SaSy. All costs associated with such actions shall be the responsibility of the party whose fault or omission necessitated such action. Should there be a difference of opinion between Banner and SaSy regarding a field notification, SaSy will exercise the right to notify its customers without delay.

7.  Term and  Termination

     7.1 Term; Renewal. This Agreement shall continue in effect for a period of five (5) years following the date hereof and shall automatically renew for successive renewal terms of two (2) years each unless either party gives written notice of non-renewal at least twelve (12) months prior to the end of the initial five-year term or any successive two-year renewal term, in which case this Agreement shall automatically expire at the end of such term.

     7.2 Termination. Either party shall have the right to terminate this Agreement at any time by notice in writing to the other:

          (a) If the other party commits a material breach of any of its obligations herein and fails (i) where a remedy is reasonably possible, within sixty (60) days after notice from the non-breaching party to remedy that breach.

          (b) If the other party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of it or of its properties and assets, (ii) admits in writing its inability to pay its debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated a bankrupt or insolvent, (v) files a voluntary petition under the Federal Bankruptcy Code or takes advantage of any insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it at any proceeding under any such law, or (vi) has entered against it an order, judgment or decree issued by any court of competent



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jurisdiction  approving  a  petition  seeking  reorganization  of it  or of  its properties and assets or appointing a receiver, trustee or liquidator of it.

          (c) If the other party is prevented by reason of any circumstances referred to in Section 9 of this Agreement from performing any of its obligations hereunder for a continuous period of three (3) months.

     7.3 Post Termination Obligation. Upon termination of this Agreement, SaSy shall purchase from Banner all Products for which SaSy has outstanding firm orders with Banner, and shall reimburse Banner for the actual costs of packaging components used to make the Products that Banner cannot use after the termination date. Banner shall return to SaSy at SaSy's expense (unless termination is by SaSy pursuant to Section 7.2(a) and then at Banner's expense) all Cores supplied by SaSy remaining in Banner's possession that are not needed to complete SaSy's outstanding firm orders to the extent such components were to be used for Product for which SaSy had submitted a purchase order.

8. Technical Agreement. Banner and SaSy agree to enter into a Technical Agreement for the manufacture of the Product which will specify certain of the parties' responsibilities for certain of the parties' manufacturing, compliance, and regulatory matters, in substantially the form attached as Appendix B.

9. Force Majeure. Neither Banner nor SaSy shall be considered in default or be liable to the other party for any delay in performance or for non-performance of the terms of this Agreement caused by circumstances beyond the reasonable control of such party, including but not limited to, acts of God, explosion, fire, flood, earthquake or tremor, war, whether declared or not, accident, labor strike or labor disturbances, sabotage, order or decrees of any court, or raw material shortages, unavailability, or delay in delivery. A party claiming a right to be excused from performance under this Section shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Such other party shall have the right to make alternative arrangements during the period of the force majeure and, after 3 months, shall have the right to terminate this Agreement.

10.  Confidential Information.

     10.1 Non-Disclosure. During the term of this Agreement and for a period ending the later of (i) ten (10) years following the date hereof or (ii) five
(5) years following expiration or termination of this Agreement, SaSy and Banner shall keep, and shall cause its respective affiliates, officers, directors, employees and agents to keep, confidential all information proprietary to the other party that has been acquired by it through its participation in the negotiation and performance of this Agreement, and each shall use such information solely for purposes of performing its obligations hereunder, provided that the foregoing restriction shall not apply to information that (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality under this Agreement, (b) is hereafter disclosed to such party by a third party who is not in default of any confidentiality obligation to the other party (and such disclosure can be properly demonstrated by the receiving party), (c) was previously or is hereafter developed by or on behalf of such party, without reliance on confidential information of the other party acquired prior to or after the date hereof (and such can be properly demonstrated by the receiving party), (d) is required to be disclosed in compliance with applicable laws or regulations or order by a court or other governmental or regulatory agency or body having competent jurisdiction, provided that reasonable measures shall be taken to assure confidential treatment of such information, (e) is provided by such party under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, to third parties for consulting, accounting, legal and similar purposes, (f) such party considers reasonably necessary to disclose in connection with any action, suit or proceeding before any court or any governmental or other regulatory agency or body or any arbitral panel, or any audit or investigation brought by any governmental or other regulatory agency or body, or the assertion of any claim against any insurer or other third party. Each of SaSy and Banner recognizes that any violation of this confidentiality provision may cause the other irreparable harm and agrees that the other party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction without the posting of any bond or other security, enjoining the disclosing party, its affiliates and their respective officers, directors, employees and agents from any violation or potential violation of this Section 10.1. The terms of this Section 10.1 shall survive any termination or expiration of this Agreement.

     10.2 Limitations on Use. SaSy and Banner agree that they will not use the confidential information of the other party for any purpose, other than carrying out their respective obligations set forth in this Agreement, including without limitation, publication of any kind, without the prior written consent of such other party.

11.  Indemnities and Insurance

     11.1 Limitation of Liability. Subject to Sections 11.2 and 11.5, Banner's liability for shipment of Product which fails to conform to Banner Manufacturing Requirements shall be limited to the remedies set forth in Section 5.3. Neither Banner nor SaSy shall be liable for any incidental, indirect, special or consequential damages, or for lost profits, savings or revenues of any kind resulting from the failure of any Products to meet the Banner Manufacturing Requirements, the Core Specifications or for any other breach of this Agreement.

Banner and SaSy (with respect to Cores) expressly disclaim any implied warranty of fitness for a particular purpose.

     11.2. By Banner. Banner shall indemnify and hold SaSy and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense resulting from any third party claim made or suit brought against SaSy or such persons to the extent such claim (i) is caused by Banner's negligence or willful misconduct, (ii) is caused by the failure of the Products to conform to the Banner Manufacturing Requirements,
(iii) is caused by Banner's material breach of any terms of this Agreement (including representations and warranties), or (iv) arises out of a claim of a violation of any intellectual property rights, including but not limited to trademark, copyright and/or trade dress, infringement of any patent or the unauthorized use of a trade secret resulting from the material (excluding Cores) or production process used by Banner in manufacturing Product. Upon the filing of any such claim or suit, SaSy shall immediately notify Banner thereof, and shall permit Banner at its cost to handle and control such claim or suit. SaSy shall have the right to participate in the defense of such claim or suit at its own expense.

     11.3. By SaSy. SaSy shall indemnify and hold Banner and its officers, directors, shareholders, agents and employees harmless against any and all liability, damage, loss, cost or expense resulting from any third party claim made or suit brought against Banner or such persons to the extent such claim (i) is caused by SaSy's negligence or willful misconduct, (ii) is caused by SaSy's material breach of any terms of this Agreement (including representations and warranties) or arises out of a violation by SaSy of any applicable laws or regulations, (iii) is caused by the Cores or any inherent Product properties or defects, but excluding defects introduced into the Product by Banner in violation of Banner's warranties or obligations hereunder, (iv) is otherwise caused by or arises out of the marketing, distribution, sale or use of the

Product by SaSy or any third party or (v) arises out of a claim of a violation of any intellectual property rights, including but not limited to, trademark, copyright, and/or trade dress, infringement of any patent, or the unauthorized use of a trade secret resulting from the manufacture of the Products by Banner based on information or technology furnished to Banner by SaSy. Upon the filing of any such claim or suit, Banner shall immediately notify SaSy thereof and shall permit SaSy at its cost to handle and control such claim or suit. Banner shall have the right to participate in the defense of such claim or suit at its own expense.

     11.4 Claims. No claim shall be made or be enforceable against either party under this Section 11 unless written notice thereof with full particulars is received by the indemnifying party within sixty (60) days after the existence or cause of the claim is found.

     11.5 Recalls. The parties recognize that it is possible for recalls of the Products to be necessary due to the action or inaction of one of the parties or otherwise. The parties agree that SaSy shall have sole responsibility to effect any recall. Banner shall only be responsible for costs of a recall and all reasonable expenses associated therewith to the extent it is demonstrated to be caused solely by a breach of Banner's obligations under this Agreement, including non-conformance to Banner Manufacturing Requirements. In such event, Banner shall use its commercially reasonable best efforts to replace the recalled products within 60 days of notice of recall. In the event of any such recall, regardless of the party whose action or inaction caused same, the party discovering such action or inaction shall promptly notify the other party, and the parties shall cooperate fully in the handling and disposition of such recall. The parties agree that Banner shall have no responsibility for any recall resulting from the Cores except to the extent any defect in the Cores is caused by Banner, or from plans and specifications for products or other materials provided by SaSy to Banner.

     11.6 Dispute Resolution.

     11.6.1 SaSy and Banner agree to use all best efforts to resolve any and all disputes arising out of or relating to this Agreement. If after thirty (30) days following receipt of notice by one party from the other of a dispute under this Agreement, the parties are unable to resolve the dispute, then the parties shall each appoint a person of the rank of at least Vice President to personally review the facts of the dispute and seek to resolve the matter by means of direct discussions between the appointed representatives. If the appointed representatives cannot reach agreement within thirty (30) days of notice of appointment of such representatives, then the matter may be fully and finally resolved in binding arbitration if mutually agreed to by both SaSy and Banner.

     11.6.2 Arbitration shall be conducted in accordance with the commercial arbitration rules then in effect of the American Arbitration Association (AAA). Arbitration shall take place in New York, New York and shall be conducted by three (3) arbitrators, one of whom shall be selected by each party, and the third arbitrator by the two (2) arbitrators so selected, all within the time limits established by the then existing rules of the AAA. To the maximum extent permitted by applicable law, the decision of the arbitrators shall be final and without appeal, and may be enforced in any court having jurisdiction over SaSy or Banner, as the case may be or their current assets. Upon the request of a party, the arbitration award shall specify the factual and legal basis for the award. To the extent permitted by applicable law, the arbitrator(s) shall have the power to award recovery of all costs and fees (including reasonable attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party. The arbitrator(s) may not award punitive damages. All other expenses, including without limitation, legal fees shall be borne by the party incurring such expenses, except that the parties shall divide equally the fees and expenses of the arbitrators unless otherwise determined by the arbitrators.

     11.6.3 Notwithstanding the foregoing, if either SaSy or Banner does not agree to binding arbitration, then either party may seek injunctive or other relief from a court of law.

     11.7 Insurance. Each party shall obtain, at its expense, insurance coverage, including Product Liability Insurance, on Products with liability limitations of five million dollars ($5,000,000) per occurrence and ten million dollars ($10,000,000) in the aggregate. Each party shall name the other party as additional insured on all such policies. Such insurance company shall have a rating of at least A- (minus) from A.M. Best.

     11.8 Third Party Rights. Banner represents and warrants that the manufacture of the Product or any component thereof will not as a result of the acts or omissions of Banner or Banner's agents, representatives or independent contractors infringe any rights of third parties; provided, that Banner makes no representations or warranties regarding the Cores.

12. Miscellaneous

     12.1 Title; Trademarks. Title to all Banner know-how, technology and other Banner intellectual property relating to the Softlet(TM) technology and gelatin shell formulations for enrobing the Cores will remain with Banner; and title to all know-how, technology and intellectual property relating to the Cores shall remain with SaSy. SaSy shall own the Product manufactured by Banner pursuant to this Agreement. Except as required by a governmental authority or applicable laws or regulations, SaSy agrees that it will not use the Banner name and/or Banner's trademark in any advertising, promotions, marketing, and/or labeling of the Products, without the prior written consent of Banner. SaSy shall have the right to use Banner's trademark "Soflet(TM)" and related logo and reference the applicable patents of Banner on SaSy's packaging, advertising, product brochures and trade dress, provided SaSy obtains Banner's prior approval of the proposed manner of use of such trademark and logo and patent references on such
packaging,    advertising,    product    brochures    and    trade    dress.

     12.2  Records/Inspection.

          (a) SaSy shall have the right, at reasonable intervals and on reasonable (at least ten (10) business days) prior notice and during normal business hours, to inspect Banner's manufacturing, laboratory, packaging and warehousing facilities used in the manufacture, packaging, storage, testing, shipping and receiving of the Products or their components. The frequency and extent of routine inspections shall be no more than once per calendar year or upon just cause as mutually agreed by the parties.

          (b) SaSy shall have the right, upon prior reasonable notice to Banner and during normal business hours, to examine all batch production and QA/QC records related to the Products kept by Banner and to request and receive reasonable samples of raw materials, packaging materials and finished Products.

          (c) During the term of this Agreement, Banner shall promptly notify SaSy of any inspections by the FDA, or any federal, state or local government health agency, of the facilities where the Products are manufactured and packaged and shall thereupon furnish SaSy with copies of all government health agency reports and/or other documents (including responses to the FDA) relating to such inspections where the inspections involve or may involve the Products, the components or active ingredients (Cores) of the Products, the manufacture of the Products, or the premises used to process and ship the Products; provided, that Banner shall not be required to furnish SaSy any materials that Banner considers to be proprietary or confidential to it. If such inspections are scheduled or conducted with advance notice, Banner shall so advise SaSy and unless there is a legal prohibition against doing so, SaSy shall have the option to be present during the inspections. Banner shall provide SaSy copies of any Banner correspondence relating to the Products submitted to any government agency.

          (d) During the term of this Agreement, each party shall report promptly to the other any significant information it may receive concerning any defects, adverse reactions and unexpected side effects, if reasonably believed to be related to the Products.

          (e) Banner shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products in order to comply with applicable regulations as well as to assist with resolving product complaints and other similar investigations. Copies of such records and samples shall be made available to SaSy upon its request and shall be retained by Banner and be available to SaSy for a period of one (1) year after the expiration dates of the bulk packaged batch, or longer if required by law.

     12.3 Governing Law; Jurisdiction. This Agreement shall be governed and construed in all respects by and under the laws of New York.

     12.4 Successors and Assigns. Neither party may assign this Agreement or any rights hereunder in any manner, whether by virtue of law or otherwise, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except that Banner may assign part or all of its responsibilities and obligations under this Agreement to one or more wholly-owned subsidiaries of Banner provided the assigning party remains jointly and severally liable for performance hereunder. Notwithstanding the foregoing, either party may assign this Agreement and its rights, subject to its obligations, hereunder to any assignee in connection with the transfer of all or substantially all of its business or assets relating to the Product or the Cores subject to the prior consent of the other party, which consent shall not be unreasonably withheld, provided that either party may withhold consent in its sole discretion to a proposed assignment to an entity with which it competes. It is understood that in no event shall Banner transfer the manufacture of the Product hereunder to any other Banner Facility without the consent of SaSy, which consent shall not be unreasonably withheld. Any increased shipping expenses resulting from such transfer shall be borne by Banner.

     12.5 Banner  Representations.  Banner represents and warrants that:

          (i) the manufacture of the Product or any component thereof will not as a result of the acts or omissions of Banner or Banner's agents, representatives or independent contractors infringe any rights, including patent rights of third parties; and (i) the trademark "Soflet(TM)" is owned by or licensed to Banner and may be lawfully used by SaSy within the United States in the manner set forth in Section 12.1

          (ii) the  Product  has  been  gelatin   enrobed   using  the  patented
               Soflet(TM)technology described in U.S. Patents 5,146,730 and 5,459,983 (the "Patents');

         (iii) there is no pending litigation or, to Banner's knowledge, threatened litigation involving the Patents; and

          (iv) the Patents are free and clear of any lien, encumbrance or security interest.

     12.6 Entire Agreement. This Agreement and all attachments, including Appendices and Exhibits, hereto which are referenced herein set forth the entire agreement between the parties relating to the subject matter contained herein and may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by the parties hereto. Notwithstanding the foregoing, any confidentiality agreement previously executed between the parties shall remain in effect in accordance with its terms.

     12.7 Severability. The provisions of this Agreement shall be deemed separate. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the whole Agreement to either party.

     12.8 Notices. Unless otherwise stated in this Agreement, any and all communications required as provided for in this Agreement shall be in writing and sent by (i) Certified or Registered Mail, postage prepaid, return receipt requested, (ii) facsimile followed by a letter of confirmation or (iii) by an express overnight courier service (for example, Federal Express or Airborne), postage prepaid, return receipt requested and addressed as set forth below. Notices shall be deemed given three (3) days following mailing by Certified or Registered Mail, and one (1) day following the date sent by facsimile or overnight courier.

Any  notice to be given to Banner  shall be  addressed  to:

                Banner  Pharmacaps,  Inc.
                4125 Premier Drive
                High Point,  North  Carolina  27265
                Attention: Vice President,
                           Pharmaceutical Sales and Marketing

With a copy to:

                Banner Pharmacaps, Inc.
                4125 Premier Drive
                High Point, North Carolina 27265
                Attention:  Senior Vice President,
                Legal and Public Affairs

Any notice to be given to SaSy-Synthelabo shall be addressed to:

                  Sanofi-Synthelabo Inc.
                  90 Park Avenue
                  New York, New York 10016
                  Attention: Gregory Irace
                  Vice President and Chief Financial Officer

With a copy to:
                  Sanofi-Synthelabo Inc.
                  90 Park Avenue
                  New York, New York 10016
                  Attention: John M. Spinnato
                  Senior Vice President and General Counsel

Either party may give written notice of a change of address, and after such notice has been received, any notice thereafter shall be given to such party as above provided at such changed address.

     12.9. Headings. The headings used in this Agreement are for the convenience of the parties only, and shall not be considered in interpreting or applying the provisions of this Agreement.

     12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

    BANNER PHARMACAPS INC.                         SANOFI-SYNTHELABO INC.
         ("Banner")                                      ("SaSy")

By: /s/ Roger Gordon                       By: /s/ Gregory Irace
    ------------------------------             --------------------------------
Name:  Roger Gordon                        Name:  Gregory Irace
    ------------------------------             --------------------------------
Title: President                           Title: V.P. & C.F.O.
    ------------------------------             --------------------------------
Date:  8-2-01                              Date:  8-2-01
    ------------------------------             --------------------------------

                                           By:  /s/ John M. Spinnato
                                               --------------------------------
                                           Name:  John M. Spinnato
                                               --------------------------------
                                           Title: Sr. V.P. and General Counsel
                                               --------------------------------
                                           Date:  8-2-01
                                               --------------------------------

                                   APPENDIX A
                             CORES / SPECIFICATIONS

                                   APPENDIX B
                              TECHNICAL AGREEMENT





                                       29


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